Exhibit 5.1

São Paulo, November 13, 2006

To:

Companhia Vale do Rio Doce

Vale Overseas Limited

Avenida Graça Aranha

No. 26, 17th floor

200030 - Rio de Janeiro - RJBrazil

Ladies and Gentlemen,

We have acted as special Brazilian counsel for Companhia Vale do Rio Doce (“CVRD”), a corporation organized and existing under the laws of Brazil, and for Vale Overseas Limited (“Vale Overseas”), a company organized and existing under the laws of the Cayman Islands, in connection with the preparation and filing by CVRD and Vale Overseas under the United States Securities Act of 1933 (“Securities Act”), as amended, of a Registration Statement on Form F-3 (“Registration Statement”) with the United States Securities and Exchange Commission (“SEC”) with respect to (i) unsecured debt securities of CVRD (“CVRD Debt Securities”), and (ii) debt securities of Vale Overseas (“Vale Overseas Debt Securities”) guaranteed by CVRD (“Guarantee”). The CVRD Debt Securities, the Vale Overseas Debt Securities and the Guarantee (collectively referred herein as the “Securities”) are to be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, at offering prices to be determined from time to time. All capitalized terms used herein not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.

1. In rendering the opinions set forth below, we have examined copies of the documents listed below:

(a)	consolidated and updated by-laws of CVRD as approved by the Ordinary and Extraordinary General Shareholders’ Meeting of CVRD held on April 27, 2006;

(b)	minutes of the Ordinary and Extraordinary General Shareholders’ Meeting of CVRD dated April 27, 2005, which, among other matters, approved the election of the members of CVRD’s Board of Directors;

(c)	minutes of the meetings of CVRD’s Board of Directors of June 23, 2005, April 20, 2006 and June 21, 2006;

(d)	minutes of the meetings of the Board of Directors that appointed the current officers of CVRD;

(e)	the form of the indenture to be entered into by and between CVRD, as issuer and The Bank of New York, as trustee (“CVRD Indenture”);

(f)	the form of an amended and restated indenture to be entered into among Vale Overseas, as issuer, CVRD, as guarantor and The Bank of New York, as trustee (the “Vale Overseas Indenture”); and

(g)	the Registration Statement.

The CVRD Indenture and the Vale Overseas Indenture are collectively referred to herein as the “Transaction Documents”.

2. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of all records, agreements, instruments and documents, and we have made such investigations of law, as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. For the purposes hereof, we have assumed the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents and the completeness of all documents submitted to us in agreed form, certified copies, photocopies or by facsimile or electronic mail and the authenticity of the original where certified copies or photocopies have been submitted, the conformity to original documents and completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents. We have, with your permission and without independent investigation, relied upon, and assumed the accuracy of, all such certificates, representations, writings and records (including the representations and warranties set forth in the Transactions Documents) We have also assumed that:

(i) no provision of each of the Transaction Documents and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii) at the time of the execution and delivery of each of the Transaction Documents and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. We have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of each of the Transaction Documents and of the Securities under the laws of (i) the State of New York; and (ii) the Cayman Islands, as the case may be.

4. We have further assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a prospectus supplement will have been prepared and filed with the SEC describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (iv) a definitive underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by CVRD and/or Vale Overseas and the other parties thereto. Furthermore, we have assumed (i) the due organization and valid existence of all parties (other than CVRD) to the Transaction Documents under the laws of the countries of their respective incorporation; (ii) the Transaction Documents and the Securities will have been duly authorized, and validly executed and delivered by the parties thereto (other than CVRD); and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than CVRD).

5. Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

(a) CVRD is a corporation duly organized and validly existing under the laws of Brazil; and

(b) in connection with the issue, offer and sale of the CVRD Debt Securities and Guarantees and the performance of CVRD’s obligations thereunder, when (i) all necessary corporate actions have been taken by CVRD, including actions taken by the Board of Directors and the Executive Board of CVRD or a combination of such bodies to approve the issuance and terms of the CVRD Debt Securities and Guarantees, the Transaction Documents, the terms of the offering and related documents and matters, and (ii) the Transaction Documents and such CVRD Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with their respective provisions and the provisions of the Transaction Documents and in accordance with the applicable definitive underwriting or similar agreement upon payment of the consideration therefor provided for therein, such CVRD Debt Securities and Guarantees will be duly authorized, executed and delivered.

6. The foregoing opinions are subject to the following qualifications:

(i) To ensure the enforceability or the admissibility in evidence of any of the Transaction Documents and any other document required by any Brazilian court to be furnished: (i) the signatures of the parties thereto signing outside Brazil, must be notarized; (ii) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action; and

(iii) the Transaction Documents and any other documents or instruments prepared in other language than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply). Such translation and registration may be effected immediately prior to any such enforcement or presentation;

(ii) a final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of any Transaction Document or of the Securities should be recognized in the courts of Brazil and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (“Superior Tribunal de Justiça”); such ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the State of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil (f) the judicial decision is not against Brazilian national sovereignty, public policy or good morals;

(iii) Pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the new regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document. In accordance therewith, CVRD may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries. Furthermore, pursuant to regulations of the Brazilian Central Bank, it is possible for the Brazilian guarantor to deposit the corresponding amount in Brazilian currency at a non-resident account held in Brazil by the foreign creditor, which would then be able to freely convert such funds into foreign currency for remittance abroad;

(iv) Any amounts to be paid under the Guarantees in excess to the amounts provided for in the CVRD Debt Securities and Guarantees or the Transaction Documents, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(v) certain payments in U.S. Dollars by CVRD in connection with the Transaction Documents or the Securities may be subject to CVRD obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vi) the enforceability of the Transaction Documents or of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles; and

(vii) in case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date the judge issues a decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankrupcty.

7. This opinion is a validity and capacity legal opinion and it does not purport to opine on the enforceability of the Transaction Documents in Brazil (otherwise certain further qualifications would apply). Therefore, an enforceability legal opinion should be sought at the time of the issuance of any CVRD Debt Securities or Guarantees.

8. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

9. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus constituting part of the Registration Statement and in any prospectus supplements related thereto under the captions “Difficulties of Enforcing Civil Liabilities Against Non-U.S. Persons” and “Validity of the Securities” as Brazilian counsel for the Company.

10. We are qualified to practice law in Brazil only, and we do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

11. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without our prior written consent.

Respectfully submitted,

/s/ José Augusto Martins
Trench, Rossi e Watanabe Advogados

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